UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Christopher J. Hubbert, Esq.

Kohrman Jackson & Krantz LLP

1375 East Ninth Street, 29th Floor

Cleveland, Ohio 44114

216-696-8700

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On June 30, 2016, Gas Natural Inc. issued the following letter to its shareholders:

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 216-202-1509

June 30, 2016

Dear Fellow Shareholder,

Your vote is especially important at this year’s annual meeting of shareholders. Richard M. Osborne, who was fired by your board as chairman and CEO of Gas Natural on May 1, 2014, has nominated a slate of six candidates (including himself) for election as directors. After his removal, Richard Osborne retaliated by filing numerous lawsuits against Gas Natural and our officers and directors (our full proxy statement contains additional information regarding these pending cases) and is illegally stealing customers from our Ohio utilities.

Now, after selling almost all of his remaining Gas Natural stock — he and his other nominees own less than 0.1% of our stock — he is seeking to regain control of your board. You may have received a proxy statement, white proxy card and other solicitation materials from the self-proclaimed “Committee to Re-Energize Gas Natural” which was formed by Richard Osborne.

Richard Osborne would have you believe that he ran your company successfully. In fact, he left the company in a regulatory and litigation quagmire. Your current board was left holding the bag and is addressing the numerous problems he left behind.

Richard Osborne’s Regulatory Fiasco

Richard Osborne has criticized us for amounts the Public Utilities Commission of Ohio (PUCO) required our Ohio utilities to refund to customers in 2015. What he did not tell you is those amounts relate to a period when he was chairman and CEO of Gas Natural. Richard Osborne claims that he and one of his nominees, Darryl L. Knight, have extensive experience in the utility industry. We agree they do have experience — in mismanaging our utilities. While Richard Osborne was at the helm of your company and Darryl Knight was the president of our North Carolina utility, our utilities struggled with regulatory issues that continue to negatively impact our financial results, including:

•	The PUCO issued an order in November 2013 initiating a management audit of our Ohio utilities due to significant concerns over related party transactions. Richard Osborne makes much of the fact that this management audit occurred after he was removed. But keep in mind that the audit was ordered in 2013 — when he was CEO of Gas Natural and the Ohio utilities. The 2013 order states that during Richard Osborne’s tenure:

“[T]he evidence shows that there is a severe organizational dysfunction within the companies and between the regulated companies and their non-regulated affiliates.”

“[S]enior management lacked basic utility experience;” and

“[The PUCO’s audit recommendation] comes following a series of extremely frustrating audits of the companies, rife with self-dealing that demonstrates a remarkable lack of control.”

Richard Osborne tries to make light of these unprecedented statements by one of our regulators, showing that he still doesn’t understand what it takes to successfully operate a regulated utility in the long term.

•	Although the management audit was ordered by the PUCO while Richard Osborne was CEO, the costs continued. After he was removed, we spent more than $300,000 on the management audit alone. We are still paying for Richard Osborne’s past mistakes and that has hurt your company’s performance subsequent to his dismissal.

•	The PUCO ordered refunds to customers in excess of $2.0 million for payments our Ohio utilities made to companies controlled by Richard Osborne. Richard Osborne claims he is “looking out for your interests.” But he didn’t return the disallowed amounts. No, instead Richard Osborne pocketed the money and you were the one who paid for it. Richard Osborne benefitted from transactions with Gas Natural at your expense.

Since his removal, we have reduced related party transactions significantly and made improvements to address the concerns voiced by the PUCO and regulators in other jurisdictions. Our management team has worked hard to reestablish regulatory relations and repair the damage caused by Richard Osborne. Two of these accomplishments include:

•	Resolution of the PUCO management audit in June 2016 by a commission approved stipulation between the PUCO staff and our Ohio utilities. In the order adopting the stipulation, the PUCO stated:

“The findings of Rehmann [the investigative auditor] were noteworthy in part, because all of the issues identified with respect to the operations and management of the companies, took place during the time Richard Osborne was CEO and chairman of the board of directors of the companies.”

Once again Richard Osborne tries to make light of this by claiming we are quoting a stipulation we wrote. But this isn’t from the stipulation and it isn’t our quote; it’s directly from a PUCO order. It appears Richard Osborne is trying to mislead you, but perhaps it’s possible he truly doesn’t understand the difference between the stipulation and a PUCO order.

•	Resolution of the transportation contract issues between our Ohio utilities and one of Richard Osborne’s pipeline companies. Richard Osborne would have you believe that all of our agreements with him are at arms-length and fair, and that we could choose other arrangements if his agreements aren’t beneficial. But again, he is telling you only half the story.

We acquired one of our Ohio utilities, Orwell Natural Gas Company (Orwell), from Richard Osborne in 2010. Before he sold Orwell to us, Richard Osborne had the utility sign a natural gas transportation agreement with another company he owns, Orwell-Trumbull Pipeline Co. (OTP). With Richard Osborne on both sides, this was hardly an arms-length agreement. We were then saddled with this fifteen-year agreement when we acquired Orwell. The agreement did not allow us to use other pipelines in OTP’s service area but did allow OTP to interrupt service to our customers. In March 2015, OTP threatened to shut off service to some of our customers, forcing us to petition the PUCO for an order requiring OTP to maintain service.

On June 15, 2016, the PUCO eliminated the sole source provision of the agreement so that we are now free to use another company to transport natural gas to our customers. Furthermore, in reviewing Richard Osborne’s actions, the PUCO concluded that there are:

“Serious issues … concerning the pipeline companies that Richard Osborne owns and controls, including Cobra and OTP,” and ordered an investigative audit of “all of the pipeline companies owned or controlled by Richard Osborne and their affiliates…”

Could this order sweep our Ohio utilities back into another PUCO audit if Richard Osborne regains control of Gas Natural, requiring significant cost and management attention? We don’t know, but we are confident that returning him to power would threaten to destroy the strides we have made to rehabilitate your company since his ouster.

Richard Osborne Has Embroiled Your Company in Litigation

That Has Cost You Millions

Richard Osborne and his companies have been involved in no fewer than 140 lawsuits in the last five years alone. He and his companies have been subject to more than a dozen judgments to the tune of nearly $100 million. In the wake of the PUCO’s November 2013 order, Gas Natural was sued by its shareholders five times relating to Richard Osborne’s treatment of the Ohio utilities and related party payments he received. This draining litigation is ongoing and has cost us nearly $1.5 million. When your board took action to reduce related party transactions with Richard Osborne and investigate his management practices, he refused to cooperate and attempted to interfere with the investigation.

It’s unfortunate that Richard Osborne’s precarious financial situation brought him to this point, but the board had no choice but to remove him as chairman and CEO. He responded to his removal by physically assaulting a director and suing the company, its officers, directors and agents nine times. The company has been forced to defend itself, costing you more than $1.5 million.

Although Richard Osborne is critical of our management teams’ employment agreements, he fails to mention that he demanded three-times his salary ($1.0 million) in severance when he was removed for, in part, failing to follow board directives. Or that he is currently suing the company to obtain that payment. No, Richard Osborne hasn’t told you any of these things. Is Richard Osborne the man you trust to lead your company?

Richard Osborne and Darryl Knight Are Stealing Our Customers and Jeopardizing the Safety of the Public

He doesn’t mention it in his proxy materials, but in addition to the lawsuits he has brought against your company, Richard Osborne started a business that competes with our utilities and has sabotaged service to our customers. Richard Osborne and Darryl Knight are officers of Ohio Rural Natural Gas Co-Op (Ohio Rural), which began competing with one of our Ohio utilities in 2015. Last November, Ohio Rural and Richard Osborne severed gas lines owned by our Ohio utility, terminating service to approximately 50 independently owned businesses we serve, and replaced our meters with their own. Once again, we were forced to file an action with the PUCO to protect our customers. If Richard Osborne and Darryl Knight join your board, whose interests will they serve, yours, or Ohio Rural’s?

And this wasn’t an isolated event. In September 2014, employees of Cobra Pipeline Co., another Ohio pipeline company owned by Richard Osborne, tampered with one of our regulator stations by inserting a solid metal plate in the pipeline, cutting off the flow of gas to some of our customers. We immediately called the police and lodged a complaint with the PUCO, who issued a cease and desist order against Cobra on the same day. In its order, the PUCO noted that interrupting the flow of gas “could result in an explosive concentration of gas…” and “could have resulted in an incident that would have seriously jeopardized public safety.” At Gas Natural, the safety of the public and our customers is our number one priority. Unfortunately, we are unable to say the same for Richard Osborne.

We believe Richard Osborne and his nominees lack the experience to effectively lead, manage and govern public utilities, and his history demonstrates his disregard for our regulators, lack of understanding of utility operations, and furtherance of his own self-serving interests.

Vote the GREEN Proxy Card to Protect the Future of Your Company!

Richard Osborne claims that your current board isn’t qualified. As you can see from the proxy materials we sent you, our board members are highly experienced in terms of leadership, financial, legal and regulatory matters. Richard Osborne’s claims to the contrary are patently false and just another desperate attempt on his part to regain control of your company. Your current board is the change that Gas Natural has needed in a time of significant regulatory scrutiny. We have led the transformation of Gas Natural to an inflection point, and have the knowledge and expertise to drive our strategy forward to deliver superior value.

Your vote matters.

We strongly recommend that you elect our highly qualified leaders by voting FOR all of your board’s experienced nominees — Michael B. Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter — on the GREEN proxy card enclosed and returning it in the prepaid envelope provided for your convenience.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Michael R. Winter

Chairman of the Board

YOUR VOTE IS IMPORTANT,

NO MATTER HOW MANY OR FEW SHARES YOU OWN

Please follow the easy instructions on the enclosed GREEN proxy card.

If you have any questions or need assistance in voting your shares, please contact:

Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 821-8780

Important Shareholder Information

Gas Natural will hold its 2016 Annual Meeting of Shareholders on July 27, 2016. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a definitive proxy statement together with a GREEN proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting, and related matters.

COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD, AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE AS THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K/A filed with the SEC on April 27, 2016, and definitive proxy statement filed with the SEC on June 21, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Gas Natural Investor Relations at (716) 843-3821. Such materials are also available at http://proxy.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company’s ability to consummate the corporate reorganization and debt refinancing on terms that are acceptable to the Company, or at all; the Company's ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company's continued ability to make or increase dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission; and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.